Exhibit 99.1

NEWS RELEASE

Xenon Pharmaceuticals Appoints Dr. Chris Von Seggern as Chief Commercial Officer

BURNABY, British Columbia, August 17, 2020 – Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a neurology-focused biopharmaceutical company, announced today the appointment of Dr. Chris Von Seggern as Chief Commercial Officer, effective immediately. In this newly created role, Dr. Von Seggern will report to Dr. Simon Pimstone, Xenon’s Chief Executive Officer, and oversee the commercial strategy and execution for Xenon’s neurology-focused portfolio of therapeutics.

Dr. Pimstone stated, “Chris brings a deep knowledge of the pharmaceutical sector and, in particular, the orphan disease space. We are entering an exciting period when we are advancing multiple therapeutic candidates within our innovative pipeline of epilepsy treatments, so it is timely to add Chris’ strengths and skillset to our leadership team as Chief Commercial Officer. Chris has provided key strategic input supporting the commercial launch of more than 25 successful drugs, and I am confident his expertise will help shape our strategy as our programs progress through late stage clinical development and prepare for commercialization.”

Dr. Von Seggern added, “I am excited to join the outstanding leadership team at Xenon, which has been built upon a foundation of highly differentiated, deep science. With one of the most innovative neuroscience pipelines in the biotech industry today, we have the potential to improve patient outcomes and, in some cases, apply a ‘first-ever’ precision medicine approach to treat rare forms of pediatric epilepsy.”

Most recently, prior to joining Xenon, Dr. Von Seggern was a Partner at ClearView Healthcare Partners from 2011 to 2019, where he developed broad experience overseeing a range of commercial engagements involving multiple therapeutic areas as well as strategic due diligence on in-licensing and M&A opportunities. Through his tenure from 2008 to 2019 at ClearView, Dr. Von Seggern worked across the pharmaceutical sector with emphasis in orphan diseases and transformational technologies. From 2006 to 2008, Dr. Von Seggern served as a Consultant for Leerink Swann Strategic Advisors. Dr. Von Seggern began his career at the National Institutes of Health where he served as an AAAS Science Policy Fellow within the National Institute of Diabetes, Digestive, and Kidney Diseases from 2005 to 2006. While at the NIDDK, Dr. Von Seggern helped set strategic direction for the Institute focusing on diabetes research and translational medicine. Dr. Von Seggern received his Ph.D. in pharmacology and molecular sciences as well as his Master of Public Health from Johns Hopkins University School of Medicine. Dr. Von Seggern received his MBA from Northeastern University and he earned his B.S. in biochemistry and molecular biology from the Pennsylvania State University.

About Xenon Pharmaceuticals Inc.

We are a clinical stage biopharmaceutical company committed to developing innovative therapeutics to improve the lives of patients with neurological disorders. We are advancing a novel product pipeline of neurology therapies to address areas of high unmet medical need, with a focus on epilepsy. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding our management and prospects; the progress and potential of our pipeline and ongoing development programs; the potential efficacy, safety profile, future development plans, addressable market, regulatory success and commercial potential of our product candidates; and the anticipated contributions of our CCO and other members of management. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the impact of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations, including impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf, may be more severe and more prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of our or our collaborators’ product candidates; our ongoing discovery and pre-clinical efforts may not yield additional product candidates; any of our or our collaborators’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; regulatory agencies may not permit certain of our product candidates to advance directly into a Phase 2 or later clinical trials, may impose additional requirements or delay the initiation of clinical trials; regulatory agencies may be delayed in reviewing, commenting on or approving any of our or our collaborators’ clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; impact of new or changing laws and regulations; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

Investor/Media Contact:

Jodi Regts
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com